Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS FROM CONTINUING OPERATIONS:

•
FOURTH QUARTER REVENUE OF $125.1 MILLION; UP 6% SEQUENTIALLY; UP 10% YEAR-OVER-YEAR
•
FOURTH QUARTER PRODUCTION ENHANCEMENT REVENUE UP 15% SEQUENTIALLY; UP 51% YEAR-OVER-YEAR
•
FOURTH QUARTER INTERNATIONAL REVENUE UP 14% YEAR-OVER-YEAR
•
FOURTH QUARTER GAAP EPS OF $0.06; EPS, EX-ITEMS, $0.20, UP 12% SEQUENTIALLY AND UP 10% YEAR-OVER-YEAR
•
ANNOUNCES Q1 2022 QUARTERLY DIVIDEND
•
FULL-YEAR REVENUE OF $470.3 MILLION
•
FULL-YEAR GAAP EPS OF $0.43; EPS, EX-ITEMS, $0.71

AMSTERDAM (2 February 2022) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported fourth quarter 2021 revenue of $125,100,000. Core’s operating income was $14,200,000, yielding operating margins of 11%, with earnings per diluted share (“EPS”) of $0.06, all in accordance with U.S. generally accepted accounting principles ("GAAP"). EPS, ex-items, a non-GAAP financial measure, was $0.20. Income tax expense in the fourth quarter of 2021 was elevated primarily due to significant fluctuations in foreign currency exchange rates. A full reconciliation of non-GAAP financial measures and year-over-year comparisons are included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “The fourth quarter of 2021 reflected the improvement in business landscape for Core Lab, led by year-over-year international revenue growth of over 14%. The Company recorded its highest revenue and EPS since the first quarter of 2020. At the same time, Core further strengthened its balance sheet, with the Company’s leverage ratio improving to the lowest level in seven quarters and approaching pre-pandemic levels. For 2022, we expect to see continued improvement in global market dynamics, particularly for Reservoir Description which takes longer to respond to inflections in market conditions compared to our Production Enhancement segment. Over the course of 2021, Core continued to roll out new products and services in key strategic geographic regions, positioning the Company for improving opportunities in both the U.S. and international markets. However, we anticipate typical seasonal declines in activity as we start the new year, and there are still short-term pandemic-related headwinds, as the sharp increase in virus cases in late 2021 has continued into early 2022. This has impacted operations through a combination of government-imposed lockdowns, delays in client projects and overtime costs to cover quarantine requirements among Core Lab staff. Fortunately, the recent COVID-19 illnesses experienced by our staff have largely been mild and of short duration, and we anticipate fewer COVID-related impacts as the year unfolds.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from outside the U.S. Reservoir Description revenue in the fourth quarter of 2021 was $80,100,000, up 2% sequentially. Operating income for the fourth quarter of 2021 on a GAAP basis was $7,200,000, while operating income, ex-items, was $7,100,000, down 17% sequentially, yielding operating margins, ex-items, of 9%. Cost of operations in the fourth quarter of 2021 increased due to restoration of employee salary costs and continued operational inefficiencies associated with the global pandemic.

During the fourth quarter of 2021, Core began the initial work on a large, long-planned, reservoir evaluation project in the Middle East. This significant project had been delayed by local government-imposed shutdowns related to the COVID-19 pandemic. In 2019 and early 2020, Core Lab invested to expand analytical capabilities in the host country to service this extensive coring program and other emerging opportunities. The analytical program on this multi-well, conventional reservoir project will employ the full range of basic and advanced rock properties capabilities, including Core Lab proprietary methods and technologies. Work on this project will grow over the next few quarters and continue throughout 2022 and into 2023.

Also, during the fourth quarter of 2021, demand for subsurface evaluation services to support the oil and gas industry’s energy transition and decarbonization efforts continued to grow. As the quarter unfolded, Core Lab launched several client-directed laboratory analytical projects relating to Carbon Capture and Storage (“CCS”). Coordination and planning efforts are underway with a number of U.S. and international companies on projects aimed at evaluating potential sites for CO2 sequestration. Core Lab’s role in these projects is to evaluate the geologic, petrophysical and engineering aspects of the rocks and formation fluids, all critical inputs into modeling and identifying the subsurface risks unique to each potential sequestration site. During the quarter, Core Lab initiated a core evaluation program for an applied technology company on 180 feet of conventional core and associated sidewall cores from a potential sequestration site in Illinois, U.S. Core’s initial laboratory analytical program is needed to assess the reservoir and seal rock properties, and will also be used to form the foundation for determining the storage capacity of the stratigraphic target. As the project progresses, Core will utilize its advanced rock and fluid analytical technologies to refine the client's understanding of this carbon sequestration opportunity and how to optimize CO2 injection methodologies.

Another emerging opportunity associated with energy transition involves leveraging Core’s proprietary, legacy portfolio of geological studies and fluid property datasets on conventional reservoirs and seal rock. Datasets, accessible through Core’s proprietary database platform, RAPIDTM, are proving invaluable to operators evaluating potential CCS sites in onshore and offshore Miocene and Oligocene reservoirs along the U.S. Gulf Coast. These legacy studies, originally conducted to evaluate hydrocarbon reservoirs, provide critical data for reconnaissance, benchmarking, and risk reduction ahead of new coring projects for CCS site assessment.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional, tight-oil reservoirs in the U.S., as well as conventional offshore projects across the globe, posted fourth quarter 2021 revenue of $45,000,000, up 15% sequentially. While sequential financial performance was strong, growth opportunities were somewhat constrained during the quarter due to longer lead times in the supply chain and short supply of certain raw materials. Operating income on a GAAP basis was $7,000,000, while operating income, ex-items, was $7,100,000, up 43% sequentially. The improvement of fourth quarter 2021 operating margins to 16%, expanding 310 basis points sequentially, was underpinned by gains in manufacturing efficiencies, strong international sales, and continued market penetration of the Company's pre-assembled GoGun® and Oriented GoGun®.

During the fourth quarter of 2021, Core Lab was approached by an operator conducting business in the Austin Chalk and Eagle Ford Formations to provide expertise when performing completions in smart wells. Smart wells, also referred to as “intelligent wells”, utilize fiber optic cables attached to the outer wall of the casing, along with downhole sensors and valves which are run and cemented in place during the well completion. These sensors relay real time data through the fiber optic cable to the surface, allowing the operator to optimize production rates and make critical decisions on fracking, well spacing, and artificial lift programs. Following installation of the fiber optics, the well must still be perforated to create communication between the wellbore and the formation. These perforations are required for both frac stimulation and subsequent production. Precise alignment of the perforating system is critical to ensure that the fiber optic cables are not cut when the energetics are triggered. Cutting the cables would lead to a loss of communication with the down-hole sensors and valves. The operator selected Core's proprietary Zero180™ Oriented Perforating System with Core’s HERO® PerFRAC charges for these smart wells. This perforating system and energetic design provides the most accurate oriented system available in the industry, yielding an advantage over competitive products whenever smart wells are being constructed. Core’s expertise supported the completion of over 50 stages without damage to the downhole smart well components.

Core continues to innovate solutions for evaluating well completions and reducing well costs. During the fourth quarter of 2021, Core's completion diagnostic services were called upon by multiple operators in the deepwater Gulf of Mexico to provide a more efficient approach in identifying the top of cement on intermediate depth casing strings. Traditionally, the top of cement is determined by running cement bond logs, a time-consuming and costly process. Core's completion diagnostic engineers, in conjunction with two major deepwater operators, developed a technique by which the top of the cement is marked with Core's proprietary SpectraStim™ tracers. These tracers allow the operators to log the interval with their Logging While Drilling tools, thus eliminating the rig time and expense of running a separate cement bond log. The total cost savings realized by the operators were in excess of $150,000 per casing string. This application has now extended from two intermediate casing strings for the two original operators, to tracing three, and potentially four, intermediate casing strings. To date, this technology and resulting operational efficiency has been adopted by six deepwater operators.

Free Cash Flow and Dividend

During the fourth quarter of 2021, Core continued to generate free cash flow (“FCF”), with cash from operations of $7,200,000 and capital expenditures of $4,800,000, yielding FCF of $2,400,000. As revenue and business activities increase, Core's investment in working capital is also expected to increase. Capital expenditures for the fourth quarter of 2021 also include $1,000,000 associated with repairs of damaged facilities which are covered by insurance. Core’s free cash will continue to be returned to its shareholders via the Company’s regular quarterly dividend and opportunistic share repurchases, as well as being applied towards reducing long-term debt.

On 27 October 2021, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on 29 November 2021 to shareholders of record on 8 November 2021. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 2 February 2022, the Board approved a cash dividend of $0.01 per share of common stock payable in the first quarter of 2022. The first quarter dividend will be payable on 7 March 2022, to shareholders of record on 14 February 2022. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total return to shareholders. Bloomberg’s calculations using the latest comparable data available indicate that Core Lab's ROIC of 9.8% is one of the highest for all major companies in the oilfield service Comp Group.

Industry and Core Lab Outlook and Guidance

The global crude-oil market continues to tighten, as demand for crude oil continues to approach pre-COVID levels, resulting in noticeable increases to crude-oil commodity prices. Current crude-oil commodity prices may also drive a higher level of investment, and urgency, in international offshore crude-oil development projects in 2022 and beyond. These crude-oil market fundamentals are reflected in the gradual increase in the international rig count, with more oilfield equipment coming under contract and expanded capital spending plans for 2022. Core sees this as a leading indicator of a growing international cycle.

With Core Lab having more than 70% of its revenue exposed to international activity, both business segments remain active on international projects. As additional field development projects emerge, wells need to be drilled and reservoir rock and fluid sampled before Reservoir Description more fully participates in the cycle. As pandemic disruptions abate, the expansion of international developments provides growth opportunities for both segments into 2022 and beyond, with a particular focus on the South Atlantic Margin, Latin America, and the Middle East.

For the first quarter of 2022, Core Lab expects lower client activity due to seasonality. The seasonal pattern typically results in a decline in first quarter revenue by mid-single digits. The projected decline in first quarter revenue is slightly less pronounced, compared to historical trends, as the Company expects momentum in U.S. land activity to continue. As such, Core anticipates typical seasonal effects to impact the first quarter of 2022, with first quarter revenue down low to mid-single digits, sequentially.

Core projects first quarter 2022 revenue to range from $117,000,000 to $122,000,000 and operating income of $11,900,000 to $14,000,000, yielding operating margins of approximately 11%. EPS for the first quarter of 2022 is expected to be approximately $0.16 to $0.20.

The Company’s first quarter 2022 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. First quarter 2022 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter 2021 earnings announcement. The call will begin at 7:30 a.m. CST / 2:30 p.m. CET on Thursday, 3 February 2022. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates, public health crises, such as the COVID-19 pandemic, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	December 31, 2021	September 30, 2021	December 31, 2020	vs. Q3-21	vs. Q4-20
REVENUE	$125,139	$117,985	$113,749	6.1%	10.0%

OPERATING EXPENSES:
Costs of services and sales	96,987	92,918	87,918	4.4%	10.3%
General and administrative expenses [1]	10,927	15,115	(3,692)	(27.7)%	NM
Depreciation and amortization	4,398	4,496	4,837	(2.2)%	(9.1)%
Inventory write-down	—	—	443	NM	NM
Other (income) expense, net	(1,373)	(1,184)	839	NM	NM
Total operating expenses	110,939	111,345	90,345	(0.4)%	22.8%

OPERATING INCOME	14,200	6,640	23,404	113.9%	(39.3)%
Interest expense	2,590	2,669	2,920	(3.0)%	(11.3)%
Income from continuing operations before income tax expense	11,610	3,971	20,484	192.4%	(43.3)%
Income tax expense	8,823	2,962	6,540	197.9%	34.9%
Income from continuing operations	2,787	1,009	13,944	176.2%	(80.0)%
Income (loss) from discontinued operations, net of income taxes	—	—	(424)	NM	NM
Net income	2,787	1,009	13,520	176.2%	(79.4)%
Net income (loss) attributable to non- controlling interest	99	135	(17)	NM	NM
Net income attributable to Core Laboratories N.V.	$2,688	$874	$13,537	207.6%	(80.1)%

Diluted EPS from continuing operations	$0.06	$0.02	$0.31	200.0%	(80.6)%

Diluted EPS attributable to Core Laboratories N.V.	$0.06	$0.02	$0.30	200.0%	(80.0)%

Weighted average diluted common shares outstanding	46,927	47,125	44,958	(0.4)%	4.4%

Effective tax rate	76%	75%	32%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$80,097	$78,775	$83,838	1.7%	(4.5)%
Production Enhancement	45,042	39,210	29,911	14.9%	50.6%
Total	$125,139	$117,985	$113,749	6.1%	10.0%

Operating income:
Reservoir Description	$7,216	$4,425	$19,426	63.1%	(62.9)%
Production Enhancement	6,993	2,779	4,495	151.6%	55.6%
Corporate and Other	(9)	(564)	(517)	NM	NM
Total	$14,200	$6,640	$23,404	113.9%	(39.3)%

"NM" means not meaningful
(1) For the quarter ended December 31, 2020, General and administrative expenses include an adjustment to reverse $11.3 million of stock compensation that had been previously recognized.

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Twelve Months ended		% Variance
	December 31, 2021	December 31, 2020
REVENUE	$470,252	$487,267	(3.5)%

OPERATING EXPENSES:
Costs of services and sales	367,896	374,767	(1.8)%
General and administrative expenses	44,173	34,033	29.8%
Depreciation and amortization	18,516	20,867	(11.3)%
Impairments and other charges	—	122,204	NM
Inventory write-down	—	10,375	NM
Other (income) expense, net	(5,595)	1,826	NM
Total operating expenses	424,990	564,072	(24.7)%

OPERATING INCOME (LOSS)	45,262	(76,805)	NM
Interest expense	9,152	14,372	(36.3)%
Income (loss) from continuing operations before income tax expense	36,110	(91,177)	NM
Income tax expense	15,891	5,896	169.5%
Income (loss) from continuing operations	20,219	(97,073)	NM
Income (loss) from discontinued operations, net of income taxes	—	(424)	NM
Net income (loss)	20,219	(97,497)	NM
Net income attributable to non-controlling interest	492	140	NM
Net income (loss) attributable to Core Laboratories N.V.	$19,727	$(97,637)	NM

Diluted EPS from continuing operations	$0.43	$(2.18)	NM

Diluted EPS attributable to Core Laboratories N.V.	$0.42	$(2.20)	NM

Weighted average diluted common shares outstanding	46,690	44,477	5.0%

Effective tax rate	44%	(6)%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$313,609	$355,041	(11.7)%
Production Enhancement	156,643	132,226	18.5%
Total	$470,252	$487,267	(3.5)%

Operating income (loss):
Reservoir Description	$28,958	$55,044	(47.4)%
Production Enhancement	15,163	(133,449)	NM
Corporate and Other	1,141	1,600	NM
Total	$45,262	$(76,805)	NM

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands)

(Unaudited)

				% Variance
ASSETS:	December 31, 2021	September 30, 2021	December 31, 2020	vs. Q3-21	vs. Q4-20

Cash and cash equivalents	$17,703	$19,050	$13,806	(7.1)%	28.2%
Accounts receivable, net	96,830	95,297	83,192	1.6%	16.4%
Inventories	45,443	44,056	38,151	3.1%	19.1%
Other current assets	29,079	28,842	30,699	0.8%	(5.3)%
Total Current Assets	189,055	187,245	165,848	1.0%	14.0%

Property, plant and equipment, net	110,952	112,736	115,293	(1.6)%	(3.8)%
Right-of-use assets	61,387	65,379	66,385	(6.1)%	(7.5)%
Intangibles, goodwill and other long-term assets, net	219,459	220,919	221,053	(0.7)%	(0.7)%
Total assets	$580,853	$586,279	$568,579	(0.9)%	2.2%

LIABILITIES AND EQUITY:

Accounts payable	$29,726	$35,015	$23,028	(15.1)%	29.1%
Short-term operating lease obligations	12,342	12,191	11,437	1.2%	7.9%
Other current liabilities	48,714	45,747	55,285	6.5%	(11.9)%
Total current liabilities	90,782	92,953	89,750	(2.3)%	1.1%

Long-term debt, net	188,636	188,463	259,433	0.1%	(27.3)%
Long-term operating lease obligations	49,286	53,831	56,108	(8.4)%	(12.2)%
Other long-term liabilities	91,148	90,018	87,715	1.3%	3.9%

Total equity	161,001	161,014	75,573	—%	113.0%
Total liabilities and equity	$580,853	$586,279	$568,579	(0.9)%	2.2%

“NM” means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Twelve Months ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from continuing operations	$20,219	$(97,073)
Income (loss) from discontinued operations	—	(424)
Net income (loss)	$20,219	$(97,497)
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	19,093	7,394
Depreciation and amortization	18,516	20,867
Impairments, inventory write-down and other charges	—	132,579
Deferred income tax	6,012	(12,216)
Gain on sale of business	(1,012)	—
Loss on sale of discontinued operations	—	573
Accounts receivable	(13,522)	46,421
Inventories	(4,547)	1,471
Accounts payable	6,568	(12,838)
Other adjustments to net income	(14,748)	(28,886)
Net cash provided by operating activities	$36,579	$57,868

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(13,539)	$(11,880)
Proceeds from sale of business, net of cash sold	873	—
Proceeds from cash surrender value of company owned life insurance	—	20,443
Proceeds (payments) from sale of discontinued operations	—	(225)
Other investing activities	2,443	(487)
Net cash provided by (used in) investing activities	$(10,223)	$7,851

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(226,000)	$(102,000)
Proceeds from debt borrowings	155,000	56,000
Proceeds from issuance of common stock	60,000	—
Transaction costs related to issuance of common shares	(861)	—
Dividends paid	(1,834)	(12,446)
Repurchase of treasury shares	(8,256)	(2,793)
Other financing activities	(508)	(1,766)
Net cash used in financing activities	$(22,459)	$(63,005)

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,897	2,714
CASH AND CASH EQUIVALENTS, beginning of period	13,806	11,092
CASH AND CASH EQUIVALENTS, end of period	$17,703	$13,806

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items; and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income (Loss), Income (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations

(amounts in thousands, except per share data)

(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
GAAP reported	$14,200	$6,640	$23,404
Stock compensation [1,2]	—	6,506	(11,934)
Inventory write-down	—	—	443
Facility exit cost	—	—	256
Foreign exchange losses (gains)	(32)	(140)	852
Excluding specific items	$14,168	$13,006	$13,021

	Income from Continuing Operations
	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
GAAP reported	$2,787	$1,009	$13,944
Stock compensation [1,2]	—	6,506	(11,934)
Inventory write-down	—	—	301
Facility exit cost	—	—	174
Impact of higher (lower) tax rate [3]	6,501	867	5,018
Foreign exchange losses (gains)	(26)	(111)	578
Excluding specific items	$9,262	$8,271	$8,081

	Earnings Per Diluted Share from Continuing Operations
	Three Months Ended			Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021
GAAP reported	$0.06	$0.02	$0.31	$0.43
Stock compensation [1,2]	—	0.14	(0.27)	0.15
Inventory write-down	—	—	0.01	—
Impact of higher (lower) tax rate [3]	0.14	0.02	0.11	0.17
Interest rate swap settlement [4]	—	—	—	(0.04)
Foreign exchange losses (gains)	—	—	0.02	—
Excluding specific items	$0.20	$0.18	$0.18	$0.71

(1) Includes stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with employees reaching eligible retirement age, which is nondeductible for tax purposes.

(2) The quarter ended December 31, 2020 included an adjustment to reverse previously recognized stock compensation expense for shares that were granted but did not vest and were revalued. This adjustment is non-taxable.

(3) Includes adjustments to reflect tax expense at a normalized rate of 20%. Income tax expense for the fourth quarter of 2021 includes taxable gains in local jurisdictions associated with foreign currency translation of U.S. dollar denominated receivables, primarily in Turkey.

(4) The year ended December 31, 2021 included a credit to interest expense associated with the settlement and restructuring of interest rate hedges.

Segment Information

(amounts in thousands)

(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended December 31, 2021
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$7,216	$6,993	$(9)
Foreign exchange losses	(123)	98	(7)
Excluding specific items	$7,093	$7,091	$(16)

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 9.8% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $36.1 million divided by Average Total Invested Capital ("Average TIC") of $368.5 million where NOPAT is defined as GAAP net income before minority interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense. Average TIC is defined as average of beginning and ending periods' GAAP stockholder's equity plus the sum of net long-term debt, lease liabilities, allowance for doubtful accounts, net balance of deferred taxes, and income tax payable.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

	Three Months Ended	Twelve Months ended
	December 31, 2021	December 31, 2021
Net cash provided by operating activities	$7,155	$36,579
Capital expenditures	(4,750)	(13,539)
Free cash flow	$2,405	$23,040

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